Exhibit (h)(38)(iv)

FOURTH AMENDMENT TO

PARTICIPATION AGREEMENT

This Amendment is dated this 11th day of April, 2018.

WHEREAS, Great-West Life & Annuity Insurance Company, Great-West Life & Annuity Insurance Company of New York (collectively the “Company”), GWFS Equities, Inc. (“GWFS”), Ivy Distributors, Inc. (“IDI”) and Ivy Variable Insurance Portfolios (“Ivy VIP”) entered into said Participation Agreement dated April 14, 2015, as amended (the “Agreement”); and

WHEREAS, effective April 28, 2017, Ivy VIP began offering a new share class of certain Portfolios;

WHEREAS, the parties desire to amend Exhibit C to the Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties do hereby agree to the following amendment(s) to the Agreement:

1.	Effective April 28, 2017, Ivy VIP began offering Class I shares of certain Portfolios and Class II shares of each Portfolio.

2.	Exhibit C to the Agreement is hereby deleted in its entirety and replaced with the new Exhibit C, attached hereto.

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

IVY DISTRIBUTORS, INC.		IVY VARIABLE INSURANCE PORTFOLIOS

/s/ Amy Scupham		/s/ Philip J. Sanders
By:	Amy Scupham	By:	Philip J. Sanders
Title:	President	Title:	President

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY		GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

/s/ Ron Laeyendecker		/s/ Ron Laeyendecker
By:	Ron Laeyendecker	By:	Ron Laeyendecker
Title:	Senior Vice-President	Title:	Senior Vice-President

GWFS EQUITIES INC.

/s/ Ron Laeyendecker
By:	Ron Laeyendecker
Title:	Senior Vice-President

EXHIBIT C

Company shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time.

(a)	For such services, each quarter IDI shall calculate and pay to GWFS a fee that shall be equal to:

i.	Class II Shares: 25 bps, on an annualized basis, of the average daily account value of all assets in the Portfolios in connection with the Contracts held in Class II shares (“Aggregate Assets”), provided however that the fee is subject to change pursuant to Paragraph (c) below. The fee (the “Total Fee”) shall include and not be in addition to the payment by IDI of the 12b-1 fees received by IDI from Ivy VIP relating to the Aggregated Assets.

(b)	For such services, each quarter IDI shall calculate and pay to Company a fee that shall be equal to:

i	Class I Shares: 25 bps, on an annualized basis, of the average daily account value of all assets in the Portfolios in connection with the Contracts held in Class I shares (“Aggregated Assets”).

ii.	Class II Shares: 25 bps, on an annualized basis, of the average daily account value of all assets in the Portfolios in connection with the Contracts held in Class II shares (“Aggregated Assets”), provided, however, that the fee is subject to change pursuant to Paragraph (c) below. The fee (the “Total Fee”) shall include and not be in addition to the payment by IDI of the 12b-1 fees received by IDI from Ivy VIP relating to the Aggregated Assets.

(c)	Reductions in 12b-1 Fees. If a change in the law or the Board of Trustees of Ivy VIP requires a reduction in the fees paid by a pooled investment vehicle pursuant to Rule 12b-1 of the Investment Company Act of 1940 (or its functional equivalent), and if Ivy VIP is required to reduce the 12b-1 fees it pays that are based upon the value of the Aggregated Assets as a result of such change in the law or Board action, then there shall be a corresponding reduction in the amount of the Total Fee due pursuant to the above.

The parties to this Agreement recognize and agree that IDI’s payments hereunder are for administrative services and personal Contract Owner services (as described in Schedule A) only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. The Company represents and warrants that the fees to be paid by IDI for services to be rendered by Company pursuant to the terms of this Agreement are to compensate Company for providing administrative services to Ivy Funds VIP and for providing personal services to Contract Owners as described in Schedule A, and are not designed to reimburse or compensate Company for providing any other services with respect to the Contracts or any Variable Account.